ASSISTANT SECRETARY’S CERTIFICATE

I, Linda J. Hoard, Assistant Secretary of Northern Institutional Funds (the “Trust”), hereby certify that the following votes have been adopted, first by the Trustees who are not “interested persons” of the Trust as defined under Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”) voting separately and then by the entire Board voting as a whole, at a meeting duly called and held on May 4, 2006, at which a quorum was present and acting throughout:

RESOLVED, that, based upon the information presented at this meeting, the President, Treasurer, and each other appropriate officer of the Trust be, and each hereby is, authorized and directed to take all necessary actions for the Trust to purchase coverage for the period from June 1, 2006 to June 1, 2007 in the amount of $10 million under a fidelity bond to be issued by Chubb Group of Insurance Companies, as discussed at this meeting; and

FURTHER RESOLVED, that the form and amount of the fidelity bond coverage and the payment of the premium to be paid by the Trust thereunder are approved by the Board, including a majority of the Trustees who are not interested persons with respect to the Trust, after consideration of all factors deemed relevant by the Board, including but not limited to the nature of the business activities of the Trust, the amount of the fidelity bond, the amount of the premium of such bond, the ratable allocation of the premium, the value of the assets of the Trust, the type and terms of the arrangements made for the custody of the Trust’s assets and the nature of the securities in the Trust’s Portfolios; and

FURTHER RESOLVED, that the portion of the premium payable by the Trust for the fidelity bond be allocated among the Portfolios on the basis of relative net assets; and

FURTHER RESOLVED, that the President, any Vice President, Secretary, any Assistant Secretary or Treasurer be, and he or she hereby is, designated as the proper officer to give notices and make filings pursuant to Paragraph (g) of Rule 17g-1 under the 1940 Act.

IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 19th day of July 2006.

/s/ Linda J. Hoard
Linda J. Hoard
Assistant Secretary